UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): June 10, 2008

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 10, 2008, Cell Therapeutics, Inc. (the “Company”) entered into an Amendment to Securities Purchase Agreement and Series B Unit Purchase Warrant (the “Amendment”) with the single institutional investor (the “Holder”) signatory to the Securities Purchase Agreement dated April 29, 2008 and holder of the Series B Unit Purchase Warrant dated April 30, 2008 (the “Series B Warrant”). The Amendment provides for an increase in interest rate of the convertible notes issuable upon exercise of the Series B Warrant from 12.5% to 15%, and also required the $23 million partial exercise of the Series B Warrant as described below.

On June 12, 2008, the Holder exercised $23 million of the Series B Warrant. Upon exercise, the Company issued to the Holder $23 million aggregate principal amount of the Company’s 15% Convertible Senior Notes due 2011 (the “Notes”) and warrants to purchase 14,556,962 shares of Common Stock at an exercise price of $0.95 per share (the “Warrants”).

Of the $23 million paid by the Holder upon partial exercise of the Series B Warrant, $10.35 million was deposited into an escrow account to be used to make interest payments and make-whole payments, as described below. Of the remaining $12.65 million, before fees and expenses, $11 million is intended to be used to retire upon maturity the remaining balance of the Company’s 2008 convertible notes due June 15, 2008, together with accrued interest.

The Notes are issued pursuant to an Indenture dated June 12, 2008 between the Company and U.S. Bank National Association as trustee (the “Indenture”), which includes a form of Global Note to be issued to the Investor. The Notes will bear an annual interest rate of 15% and be convertible into Common Stock at a conversion price of $0.79 per share (the “Conversion Price”). Upon conversion of the Notes the Company shall be required to pay a make-whole amount to the holders of the Notes so converted equal to $450 per $1,000 principal amount of the converted Notes less any interest paid on such Notes prior to the conversion date (a “Make-Whole Payment”). The Company has placed an amount adequate to pay the Make-Whole Payments on all outstanding Notes in escrow to be held for a period of one year. At the end of one year, all funds remaining in escrow will be released to the Company.

In the case of an event of default or certain changes in control the Notes can be accelerated.

If not converted or repurchased prior to maturity, the Notes mature on June 12, 2011.

The Notes are unsecured obligations of the Company and are not subordinated to any present or future unsecured obligations of the Company. The Company has also agreed to certain restrictions on its incurrence of future secured indebtedness.

The Warrants will not be exercisable, and the Notes will not be convertible, until the Company’s shareholders have approved an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to increase the authorized shares of Common Stock of the Company and the necessary Amendment to the Articles has been filed with the Secretary of State of the State of Washington. The Warrants will expire on the fifth anniversary of the date on which they become exercisable and will be exercisable only by payment of cash, provided that net-exercise of the Warrants shall be permitted if we fail to register the underlying shares. The Company has the ability, upon certain other conditions being met and the Company achieving certain product milestones, to accelerate the termination date of the Warrants.

The description of the terms and conditions of the Amendment, the Indenture, the Notes and the Warrants set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1, and by reference to the full text of the Indenture, which is attached hereto as Exhibit 4.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Company issued the Notes and Warrants to the Holder in a private placement pursuant to the exemption from the registration requirements afforded by Section 4(2) of the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are attached to this report on Form 8-K:

4.1	Indenture, dated June 12, 2008 between Cell Therapeutics, Inc. and U.S. Bank National Association, as trustee, including Form of Global Note

10.1	Amendment of Securities Purchase Agreement and Series B Unit Purchase Warrant, dated June 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date:	June 13, 2008	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit Number

4.1	Indenture, dated June 12, 2008 between Cell Therapeutics, Inc. and U.S. Bank National Association, as trustee, including Form of Global Note.

10.1	Amendment of Securities Purchase Agreement and Series B Unit Purchase Warrant, dated June 10, 2008.